EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on November 29, 2021 by and between ElecJet, Inc., a Delaware corporation (“Company”), and Samuel Gong (“Employee”).  Alpine 4 Holdings, Inc., a Delaware corporation (“ALPP”) is a party hereto for certain limited purposes under the Agreement.

WHEREAS, concurrent with the execution of this agreement, the Company, ALPP and other parties thereto are entering into a Merger Agreement (as it may be amended, modified or supplemented in accordance with its terms, the “Merger Agreement”); and

WHEREAS, following the closing of the transaction contemplated under the Merger Agreement (the “Closing”), the Company desires to employ the Employee as President as set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the parties hereto agree as follows:

1.THE DUTIES.  Subject to the terms of this Agreement, Company hereby engages Employee to perform, and Employee shall devote substantially all of Employee’s business time and attention to perform, such duties (the “Duties”) as specified in Exhibit A attached hereto, as amended from time to time in writing signed by Company and Employee (the “Scope of Duties”).  Employee shall report directly to the COO, CEO, or Board of Directors (the “Board”), or its designee, of ALPP.

Employee will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of the Duties either directly or indirectly without the prior written consent of the Board. Notwithstanding the foregoing, the Employee will be permitted to (a) with the prior written consent of the Board (which consent will not be unreasonably withheld or delayed) act or serve as a director, trustee, committee member, or principal of any type of business, civic, or charitable organization as long as such activities are disclosed in writing to the Company, and (b) purchase or own less than five percent (5%) of the publicly traded securities of any corporation; provided that, such ownership represents a passive investment and that the Employee is not a controlling person of, or a member of a group that controls, such corporation; provided further that, the activities described in clauses (a) and (b) do not interfere with the performance of the Employee's duties and responsibilities to the Company as provided hereunder.

2.TERM; TERMINATION.

2.1.Term.  This Agreement shall come into effect immediately following the Closing (the “Effective Date”) and will terminate automatically on the earlier of prior written notice by either party to the other of termination (“Termination Notice”) of the Duties subject to Section 2.2 below (the time between the Effective Date and any termination hereunder hereafter referred to as the “Term”), provided however, that should the Merger Agreement terminate for any reason before the merger becomes effective, all the provisions of this Agreement will terminate, with no liability or obligation of either party under this Agreement.

2.2.Termination of Employment for Cause or Good Reason.  For the first twelve (12) months of the Term (“Initial Period”), Employee can only be terminated for Cause or may resign for Good Reason. Following the Initial Period, Employee can be terminated for Cause or without Cause at the sole discretion of ALPP.  For purposes of this Section 2.2:

(a)“Cause” for the Company to terminate the Employee hereunder shall mean the occurrence of any of the following events, as determined by the Board or a committee designated by the Board in good faith.

(i)The Employee’s conviction of any felony or any crime involving moral turpitude or dishonesty;

(ii)The Employee’s participation in a fraud involving or against the Company;

(iii)The Employee’s willful and material breach of his Duties that is not cured within thirty (30) calendar days after the Employee’s written notice from the Board of such a breach; or

(iv)The Employee’s intentional and material damage to the Company’s property.

For purposes of this provision, no act or failure to act on the part of the Employee shall be considered "willful" unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee's action or omission was in the best interests of the Company. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company.

(b)“Good Reason” for the Employee, exercising his sole discretion, to terminate his Duties hereunder shall mean the occurrence of any of the following events:

(i)A material change in the geographic location at which the Employee must perform his or her duties to a point that is located more than fifty (50) miles from the Employee’s residence as set forth on the signature page hereto or, in the event that the Employee elects to perform the Duties required by this Agreement at any other business office established by the Company, a material change in the geographic location at which the Employee must perform his or her duties to a point that is located more than fifty (50) miles from such business office;

(ii)Voluntary resignation between the sixth (6th) month anniversary of the Initial Period and termination of the Initial Period;

(iii)A material reduction in the Employee's Base Salary other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;

(iv)Any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between the Employee and the Company

(v)Any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between the Employee and the Company;

(vi)The Company's failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;

(vii) A material reduction in the Employee's Target Bonus opportunity;

(viii)A material, adverse change in the Employee's title, authority, duties, or responsibilities (other than temporarily while the Employee is physically or mentally incapacitated or as required by applicable law) taking into account the Company's size, status as a public company, and capitalization as of the date of this Agreement;

(ix)A material adverse change in the reporting structure applicable to the Employee.

2.3.Termination Notice.  This Agreement shall terminate two (2) weeks after receipt of a Termination Notice by either party.

2.4.Effect of Termination.  Termination of this Agreement will constitute termination of the Employee’s Duties, and will also terminate Company’s obligation to pay the compensation as provided in Section 3.1, except as may be provided by Section 2.5 below. Notwithstanding the foregoing, the terms of Section 4.5, Sections 5 through 6, Section 7.2, and Section 8 of this Agreement will survive termination of this Agreement and Employee, ALPP, and the Company shall remain bound thereby.

2.5.Additional Terms Regarding Termination.

(a)Cobra. If the Employee timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Company shall reimburse the Employee the difference between the monthly COBRA premium paid by the Employee for the Employee and the Employee's dependents and the monthly premium amount paid by similarly situated active executives. Such reimbursement shall be paid to the Employee by the last day of the month immediately following the month in which the Employee timely remits the premium payment. The Employee shall be eligible to receive such reimbursement until the earliest of: (i) the 12-month anniversary of the Termination Date; (ii) the date the Employee is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Employee becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company's making payments under this Section 2.5(a) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the "ACA"), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section 2.5(a) in a manner as is necessary to comply with the ACA.

(b)Death or Disability

(i)The Employee's employment hereunder shall terminate automatically on the Employee's death during the Employment Term, and the Company may terminate the Employee's employment on account of the Employee's Disability.

(ii)If the Employee's employment is terminated during the Employment Term on account of the Employee's death or Disability, the Employee (or the Employee's estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:

(A)the Accrued Amounts; and

(B)a lump sum payment equal to the Employee's Target Bonus for the year in which the Termination Date occurs, which shall be paid within 30 days following the Termination Date.

Notwithstanding any other provision contained herein, all payments made in connection with the Employee's Disability shall be provided in a manner which is consistent with federal and state law.

(iii)For purposes of this Agreement, "Disability" shall mean the Employee's inability, due to physical or mental incapacity, to perform the essential functions of the Employee's job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days.  Any question as to the existence of the Employee's Disability as to which the Employee and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Employee and the Company. If the Employee and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Employee shall be final and conclusive for all purposes of this Agreement.

(c)Resignation of All Other Positions.  On termination of the Employee's employment hereunder for any reason, the Employee agrees to resign, effective on the Termination Date from all positions that the Employee holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

(d)Section 280G.

(i)If any of the payments or benefits received or to be received by the Employee (including, without limitation, any payments or benefits received in connection with a Change in Control or the Employee’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement, or otherwise (all such payments collectively referred to herein as the "280G Payments") constitute “parachute payments” within the meaning of Section 280G of the Code and will be subject to the excise tax imposed under Section 4999 of the Code (the "Excise Tax"), the Company shall pay to the Employee, no later than the time such Excise Tax is required to be paid by the Employee or withheld by the Company, an additional amount equal to the sum of the Excise Tax payable by the Employee, plus the amount necessary to put the Employee in the same after-tax position (taking into account any and all applicable federal, state, and local excise, income, or other taxes at the highest applicable rates on such 280G Payments and on any payments under this Section 2.5d(i) or otherwise) as if no Excise Tax had been imposed.

(ii)All calculations and determinations under this Section 2.5d shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the "Tax Counsel") whose determinations shall be conclusive and binding on the Company and the Employee for all purposes. For purposes of making the calculations and determinations required by this Section 2.5d, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Employee shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 2.5d. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

(e)Cooperation.  The parties agree that certain matters in which the Employee will be involved during the Term may necessitate the Employee's cooperation in the future. Accordingly, following the termination of the Employee's employment for any reason, to the extent reasonably requested by the Board, the Employee shall cooperate with the Company in connection with matters arising out of the Employee's service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Employee's other activities. The Company shall reimburse the Employee for reasonable expenses incurred in connection with such cooperation and, to the extent that the Employee is required to spend substantial time on such matters, the Company shall compensate the Employee at an hourly rate based on the Employee's Base Salary on the termination date.

3.COMPENSATION; PAYMENTS; EXPENSES; BENEFITS.

3.1.Compensation.

(a)Salary. Company will pay Employee at the base annual rate of $200,000 during the Initial Period with a base annual rate increase of no less than three-percent (3%) per annum during subsequent years of the Term after the Initial Period.  Employee shall be paid in accordance with the Company’s normal payroll cycle.

(b)Contingent Award of Additional Stock.  Upon satisfaction of the contingencies specified below, Company will award Employee with up to 590,194 shares of ALPP Class A Common Stock (the “Stock Consideration”), equal to $1,800,000 worth of such ALPP Shares divided by the Variable Weighted Average Price (“VWAP”) of $3.05 per share as determined at the close of trade on November 22, 2021, to be awarded as follows:

(i)196,731 shares following completion of 1 year of service as Employee of the Company, provided that by that time Employee has successfully helped cause the company to obtain production design specifications and performing prototypes of batteries in 18650, 21700, and 4680 form factors with approximately 2C charging and energy densities above the following(based on current models): For cylindrical cells (18650, 21700, 4680) 655 Wh/L and for pouch cells 650Wh/L

(ii)196,731 shares following completion of 2 years of service as Employee of the Company, provided that by that time Employee has successfully helped cause the company to obtain ordering, installation, and operational specifications and plans for a turnkey battery manufacturing facility, including production line design, layout, material supply, equipment, and staffing.

(iii)196,732 shares following completion of 3 years of service as Employee of the Company.

3.2.Expenses.  The Employee shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Employee in connection with the performance of the Employee's duties hereunder in accordance with the Company's expense reimbursement policies and procedures.

3.3.Benefits.  During the Term, the Employee shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, "Employee Benefit Plans"), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit

Plan and applicable law.  In addition to participating in the Employee Benefit Plans, during the Term the Employee shall be entitled to any other additional fringe benefits, perquisites, and paid vacation consistent with the practices of the Company and governing benefit plan requirements (including plan eligibility provisions), to the extent the Company provides such benefits or perquisites (or both) to similarly situated executives of the Company.

4.COVENANTS, REPRESENTATIONS AND WARRANTIES. Employee hereby covenants, represents and warrants to Company that:

4.1.Performance of Duties.  The Duties shall be performed in a professional and workmanlike manner and in accordance with industry standards.  Any deliverables provided by Employee shall comply with the requirements set forth in the Scope of Duties.  Employee shall not subcontract or assign Duties without Company’s prior written consent.

4.2.No Conflicts.  Employee’s performance of all the terms of this Agreement and Employee’s work for Company does not and will not breach any invention, assignment or proprietary information agreement with any former employer or other party, or create any conflict of interest with anyone.  Employee will not enter into any other agreement with any other person or entity, either written or oral, in conflict with the terms of this Agreement.

4.3.Limitation on Disclosures.  Employee will not disclose to Company or use for the benefit of Company any confidential information of a third party or derived from sources other than engagement with Company or association with Company during the Term.

4.4.No Conflicts of Interest.  During the term of this Agreement Employee will not, without the prior written approval of the Company, directly or indirectly participate in or assist any business that is a current or potential supplier, customer or competitor of Company; provided, however, that Employee may invest in such companies to an extent not exceeding one percent (1%) of the total outstanding shares in each of one or more such companies whose shares are listed on a national securities exchange or quoted daily by NASDAQ or NYSE.

4.5.Non-Solicitation.  During Employee’s employment with Company and for five (5) years after termination of employment with the Company for Cause or Good Reason during the Initial Period, or termination for any reason after the Initial Period, in order to enable Company to maintain a stable work force and to operate its business, Employee shall not, without the prior written consent of the Company, either directly or indirectly solicit, induce, recruit or encourage any of Company’s employees, contractors, vendors or customers to leave their employment or engagement with Company, either for Employee or for any other person or entity.

5.CONFIDENTIALITY.

5.1.Definitions.

(a)Affiliate companies (“Affiliate Companies”) shall mean Elecjet LLC (Texas), Elecjet USA LLC (Texas), Real Graphene USA LLC (Texas), Real Graphene USA LLC (California), and Shenzhen Warm Life Science and Technology Co. ,Ltd (China),

(b)Relationship (“Relationship”) shall mean any employment, consulting, officer, manager, board member, affiliate, collaborative, or founder relationship between the Employee and Company and/or Affiliate Companies, whether commenced prior to, upon or after the date of this Agreement.

(c) Confidential information (“Confidential Information”) shall mean all information which Employee may produce, obtain, or otherwise learn of during the Relationship,  including but not limited to all information of Company and Affiliate Companies that existed before and up to the Effective Date of the Merger Agreement, that is either acknowledged as confidential by Company and/or Affiliate Companies, or whose confidential nature is reasonably apparent based on the circumstances under which the information was produced, obtained, or otherwise learned of or made available, including without limitation: (a) all matters of a technical nature, such as trade secrets, intellectual property, know-how, formulae, computer programs, source code, object code, machine code, routines, algorithms, software and documentation, secret processes or machines, inventions and research projects, including but not limited to all matters of a technical nature regarding batteries, battery composition, battery manufacture, battery power management (including anything related to charging, discharging, interface, control, power management, communication, interface or other interconnection between the battery, source of power, destination of power or the control, transfer of power, communication and monitoring thereof), and battery power storage; (b) all matters of a business nature, such as information about costs, profits, markets, sales, customers, business contacts, suppliers, and employees (including salary, evaluation, and other personnel data); (c) all plans for further development; and (d) any other information of a similar nature.  Although certain information or technology may be generally known in the relevant industry, the fact that Company uses it, and how Company uses it, may not be so known, and therefore is Confidential Information.  Furthermore, the fact that various fragments of information or data may be generally known in the relevant industry does not mean that the manner in which Company combines them and the results obtained thereby are so known, and in such instance that fact also is Confidential Information.  For the avoidance of doubt, Confidential Information may include proprietary or confidential information of any third party disclosed to Company under condition of confidentiality.  Notwithstanding the foregoing, “Confidential Information” does not include information that Employee can demonstrate by documentation: (i) was already known to Employee prior to the Relationship; (ii) was or is independently developed by Employee without reference to or use of any Confidential Information; (iii) was or becomes generally known by the public not as a result of any inaction or action of the Employee.

5.2.Obligations of Confidentiality and Limited Use.  Employee shall regard and preserve as confidential, and shall not divulge to unauthorized persons or use, or authorize or encourage persons who are under Employee’s direction or supervision to use, for any unauthorized purposes, either during or after the term of the engagement, any Confidential Information. Employee shall not deliver, reproduce, or in any way allow any such Confidential Information to be delivered to or used by any third parties for any purpose (including, without limitation, any purpose harmful to or competitive with the interests of the Company) without the specific direction or consent of a duly authorized representative of the ALPP. Employee acknowledges and agrees that some of the Confidential Information may be considered “material non-public information” for purposes of the federal securities laws (“Insider Information”) and that the Employee will abide by all securities laws relating to the handling of and acting upon Insider Information.

5.3.Exceptions to Obligations of Non-Disclosure.  Notwithstanding the foregoing nondisclosure obligations:

(a)Employee may disclose Confidential Information to the extent required by law or valid order of a court or other governmental authority; provided that Employee shall first have given notice to Company and shall have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued;

(b)Pursuant to 18 U.S.C. Section 1833(b), Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(c)Nothing herein prohibits or restricts the Employee (or the Employee's attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization, or any other federal or state regulatory authority.

(d)For purposes of the Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 ("DTSA"), notwithstanding any other provision of this Agreement:

(i)The Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(B)is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

(ii)If the Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Employee may disclose the Company's trade secrets to the Employee's attorney and use the trade secret information in the court proceeding if the Employee:

(A) files any document containing trade secrets under seal; and

(B)does not disclose trade secrets, except pursuant to court order.

5.4.Return of Confidential Information.  Upon request by Company, Employee agrees to promptly deliver or destroy (as instructed by Company) to Company the original and any copies of Confidential Information, whether physical or digital.

6.OWNERSHIP RIGHTS.

6.1.Ownership of Inventions.  Employee will promptly disclose in writing to the Company all inventions (whether or not patentable), ideas, improvements, techniques, know-how, concepts, processes, discoveries, developments, designs, formulae, artwork, content, software programs, other copyrightable works, trade secrets, technology, algorithms, data and any other work product created, conceived or developed by Employee (whether alone or jointly with others) during the Relationship, or which relate to any Confidential Information (collectively, “Inventions”).  Employee hereby agrees that all Inventions and all right, title and interest therein, including without limitation patents, patent rights, copyrights, mask work rights, trade secret rights and other intellectual property rights anywhere in the world (collectively “Rights”), are the sole property of Company.  Employee agrees to assign and hereby assigns to Company all Inventions and all Rights on a perpetual, worldwide and royalty-free basis.  Employee agrees to perform all acts deemed necessary or desirable by Company to permit and assist it in evidencing, perfecting, obtaining, maintaining, defending and enforcing its Rights and/or Employee’s assignment with respect to such Inventions in any and all countries.  Such acts may include without limitation the execution of documents and assistance or cooperation in legal proceedings.  Employee hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and on behalf and instead of Employee to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Employee.

6.2.Ownership of Confidential Information.  As between the parties, Employee hereby agrees that all Confidential Information and rights therein are the sole property of Company.  Employee agrees to assign and hereby assigns to Company any rights or interests Employee may have or acquire in Confidential Information and all rights relating to all Confidential Information.

6.3.Moral Rights. Employee hereby irrevocably transfers and assigns to the Company any and all Moral Rights that Employee may have in any Inventions. Employee also hereby forever waives and agrees never to assert against the Company, its successors or licensees any and all Moral Rights which Employee may have in any Inventions, even after termination of Employee’s employment with the Company. For purposes of this Agreement, the term “Moral Rights” means any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country in the world, or under any treaty.

6.4.License to Preexisting IP.  Employee agrees not to use or incorporate into Inventions any intellectual property developed by any third party, or any intellectual property of Employee that has not been assigned to Company (collectively “Preexisting IP”), without benefit of license to do so.    In the event Employee uses or incorporates Employee’s Preexisting IP into Inventions, Employee hereby grants to Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide right, with the right to sublicense through multiple levels of sublicensees, to use, reproduce, distribute, create derivative works of, publicly perform and publicly display in any medium or format, whether now known or later developed, such Preexisting IP incorporated or used in Inventions.  However, in no event will Employee incorporate into Inventions any software code licensed under the GNU GPL or LGPL or any similar “open source” license, without written permission to do so from ALPP.  Employee represents and warrants that Employee has an unqualified right to license to Company all of their Preexisting IP as provided in this Section 6.4.

7.INDEMNIFICATION.

7.1Generally.  In the event that the Employee is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a "Proceeding"), other than any Proceeding initiated by the Employee or the Company related to any contest or dispute between the Employee and the Company or any of its affiliates with respect to this Agreement or the Employee's employment hereunder, by reason of the fact that the Employee is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, the Employee shall be indemnified and held harmless by the Company to the fullest extent applicable to any other officer or director of the Company/to the maximum extent permitted under applicable law and the Company's bylaws from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys' fees). Costs and expenses incurred by the Employee in defense of such Proceeding (including attorneys' fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the Employee to repay the amounts so paid if it shall ultimately be determined that the Employee is not entitled to be indemnified by the Company under this Agreement.

7.2Officer’s Insurance.  During the Employment Term and for a period of six (6) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors' and officers' liability insurance providing coverage to the Employee on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company or any successor.

7.3Assumption of Defense. In the event the Company shall be obligated under Section 7 hereof to pay the expenses of any Proceeding against Employee, the Company, if appropriate, shall be entitled to assume the defense of such Proceeding, with counsel approved by Employee (where such approval by Employee shall not be unreasonably withheld or delayed), upon the delivery to Employee of written notice of its election so to do. After delivery of such notice, approval of such counsel by Employee, and the retention of such counsel by the Company, the Company will not be liable to Employee under this Agreement for any fees of counsel subsequently incurred by Employee with respect to the same Proceeding, provided that (i) Employee shall have the right to employ counsel in any such Proceeding at Employee’s expense; and (ii) if (A) the employment of counsel by Employee has been previously authorized by the Company, (B) Employee shall have reasonably concluded that there may be a conflict of interest between the Company and Employee in the conduct of any such defense , (C) the Company failed to employ counsel to assume the defense of such Proceeding, or (D) Employee is the only named party from Company in the Proceeding with neither the  Company or its other Employees ever having been named in the same Proceeding, then the fees and expenses of Employee’s separately chosen counsel shall be at the expense of the Company.

8.OTHER EMPLOYMENT TERMS

8.1.Non-Disparagement. The Employee agrees and covenants that the Employee will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers.

This Section 8.1 does not, in any way, restrict or impede the Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Employee shall promptly provide written notice of any such order to the Board.

The Company agrees and covenants that it shall direct its officers and directors to refrain from making any defamatory or disparaging remarks, comments, or statements concerning the Employee to any third parties.

9.GENERAL TERMS

9.1.Severability; Amendment; Waiver.  If the application of any provision or provisions of this Agreement to any particular facts or circumstances is held to be invalid or unenforceable by any court of competent jurisdiction, then the validity and enforceability of such provision or provisions as applied to any other particular facts or circumstances and the validity of other provisions of this Agreement will not in any way be affected or impaired thereby.  This Agreement may not be amended or waived except in a written amendment executed by Employee and an officer of Company and ALPP.  The waiver of any one default will not waive any other default.

9.2.Governing Law.  This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of Arizona, without giving effect to any conflicts of laws principles that require the application of the law of a different jurisdiction.  The prevailing party will be entitled to reasonable attorneys’ fees and expenses.

9.3.Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt.  Notice shall be sent to the addresses set forth in the signature block below or such other address as either party may specify in writing.

9.4.Assignment.  Neither party shall assign this Agreement without the prior written consent of the other party.  This Agreement will inure to the benefit of and will be binding upon the successors and permitted assigns of the parties, including without limitation any entity acquiring all or substantially all of the assets or voting stock of Company and any wholly-owned U.S. subsidiary of Company.

9.5.Interpretation.  The language of this Agreement will be construed as a whole according to its fair meaning, and not strictly for or against any of the parties.  The section headings in this Agreement are solely for convenience and will not be considered in its interpretation.

9.6.Counterparts; Exhibits.  This Agreement may be executed in any number of counterparts, each of which will be an original, but all of which together will constitute one instrument.  The exhibits referred to herein and annexed hereto are hereby incorporated into and made a part of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, for the purpose of binding the parties hereto to this Agreement, the parties or their duly authorized representatives have signed their names on the dates indicated below.  Employee understands that, notwithstanding the date of execution or acceptance by Company, this Agreement is effective as of the Effective Date.

COMPANY

ELECJET, INC.

By:	/s/ Kent B. Wilson

Name: Kent B. Wilson

Title: CEO

ALPP

ALPINE 4 HOLDINGS, INC..

By:	/s/ Kent B. Wilson

Name: Kent B. Wilson

Title: President and Chief Executive Officer

Employee

By:	/s/ Samuel Gong
Samuel Gong

Address:	4006 Brookfield Run Lane
Sugar Land, TX 77479

Phone:	(310) 561-5132

Email:	sam.gong@realgrapheneusa.com

SIGNATURE PAGE TO EMPLOYEE AGREEMENT

EXHIBIT A

SCOPE OF DUTIES AND COMPENSATION

Duties

Reporting Relationships:  This position will report directly to the COO and CEO of ALPP and the Company. ALPP may add new direct reports as needed.

Employee:

Planning

•In conjunction with the CEO and COO of Alpine 4 employee take a lead position in formulating the Company’s future direction and provide recommendations to strategically enhance the company’s performance and business opportunities.

•Provide strategic input and leadership for the growth and profitability of the company.

•Provide direct supervision of the company for Fixed Operations, Production, and Sales. Work in conjunction with the Leadership Team to meet the goals of the Company monthly forecast and plans.

•Provide input and effort on Strategic planning and execution to enhance profitability, productivity and efficiency throughout the Company’s operations.

•Ensure that all the knowledge transfer of; design specifications, patent input, operational systems, battery designs, production techniques, customer base, 3rd party software and internally written code is transferred and properly understood.

•Further development of battery-related technologies, battery manufacturing, and battery-related products.

Operations

•Promote the Company’s DSF Business Model and Culture throughout the Company.

•Provide oversight and direction for all other Company executives.

•Develop and maintain good working relationships with our primary manufactures, suppliers and industry representatives.

Reporting

•In conjunction with the CEO, conduct weekly (or more frequently) management meetings to develop better communication while encouraging greater awareness and accountability within the group.

•Communicate the results of monthly and year to date numbers with ALPP management.

Risk Management

•Identify, understand and mitigate any key elements of the company’s risk profile.

•Document and monitor all open legal issues involving the company, and any legal/compliance issues affecting our industry.

•Work in conjunction with the ALPP Management, HR and other departments on;  vendor, customer, and governmental compliance training for all Subsidiaries.

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Leadership Development

•Inspire trust by being a credible leader that follows our Core Values.

•Create vision by clearly defining where your team is going and how they are going to get there.

Coach and mentor by investing in each person on your team to improve performance, solve problems and grow their careers.

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